March 24, 2017

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Manager, Communications	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Announces Chief Operating Officer Jim Stanley’s Retirement, Enhanced Roles for Pablo Vegas and Mike Finissi

Continuing to elevate focus on serving customers and industry-leading safety

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced that Jim Stanley, executive vice president (EVP) and chief operating officer, will retire from the company effective June 1, after more than 40 years in the energy industry.

“Jim's legacy of leadership experience and true dedication to customer and community service have set standards of excellence that will serve NiSource stakeholders for years to come,” said NiSource President and CEO Joe Hamrock. “He’s built a team prepared to continue delivering on our well-established programs and enhancing our services to our customers.”

With today’s announcement, Pablo Vegas has been named EVP, gas segment and chief customer officer, effective May 1. In this role, he will assume the additional responsibilities for leading field operations across NiSource’s seven natural gas companies. Consistent with NiSource’s business strategy, he will focus on leveraging and enhancing the scale of the gas business and more closely aligning the organization in serving our customers.

“Pablo's demonstrated vision and commitment to excellence in customer service and operations, driven by high engagement and collaboration with employees and stakeholders, provide the leadership to build on our successful execution and set the course for continued growth,” said Hamrock.

Vegas joined NiSource in 2016 as EVP and president, Columbia Gas Group, after serving in various leadership roles in the utility industry.

Concurrent with Vegas’ enhanced role, Mike Finissi will become EVP, safety, capital execution and technical services. With responsibility for capital programs, engineering, safety, environmental, technical training and shared services, he’ll continue NiSource’s focused strategy and plan on achieving industry leadership in safety and delivering shared, integrated platforms.

Hamrock added, “Mike's track record of sustained execution of our capital programs, built on his deep experience in operations and safety leadership, makes him ideally suited to sustain our performance while driving continued gains in safety, training and infrastructure programs.”

Finissi joined NiSource in 2010 as senior vice president and chief operating officer for NIPSCO, after serving in various leadership roles in the utility industry. In 2015 he was named senior vice president, capital execution. He will report to Hamrock and join the executive leadership team.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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